Exhibit 99.1

Aytu BioPharma Announces Closing of $10.0 Million Registered Public Offering

ENGLEWOOD, CO / ACCESSWIRE / August 15, 2022 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (NASDAQ:AYTU), a pharmaceutical company focused on developing and commercializing novel therapeutics, today announced the closing of its previously announced underwritten public offering of (i) 21,505,814 shares of its common stock, and, in lieu of common stock to certain investors that so chose, pre-funded warrants to purchase 1,750,000 shares of its common stock, and (ii) accompanying warrants (the "Common Warrants") to purchase 23,255,814 shares of its common stock  (the "Offering"), resulting in gross proceeds of $10.0 million, assuming none of the accompanying Common Warrants issued in the Offering are exercised.

The shares of common stock (or pre-funded warrants) and the accompanying Common Warrants were issued separately but purchased together in this Offering. The combined public offering price for each share of common stock and accompanying Common Warrant was $0.43, and the combined offering price for each pre-funded warrant and accompanying Common Warrant was $0.429, which equals the public offering price per share of the common stock and accompanying Common Warrant, less the $0.001 per share exercise price of each pre-funded warrant. The aggregate gross proceeds from the Offering were $10.0 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Aytu.

The pre-funded warrants were exercised in full on August 11, 2022. Total shares outstanding after the Offering, including the exercise of the pre-funded warrants, was 62,432,727. All securities sold in the Offering were sold by the Company.

The Company intends to use the net proceeds from the Offering for advancing the development of its pipeline assets, including for advancing the PREVEnt Trial evaluating AR101 for the treatment of vascular Ehlers-Danlos Syndrome (VEDS), for growth of the Company's commercial business, and for working capital and general corporate purposes.

Cantor and Canaccord Genuity acted as the joint bookrunners for the Offering.

Copies of the prospectus supplement and the accompanying prospectus relating to and describing this Offering may be obtained, when available, by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 4th Floor, New York, NY 10022, or by email at prospectus@cantor.com or by contacting Canaccord Genuity LLC, Attention: Syndicate Department, 99 High Street, Suite 1200, Boston, MA 02110 or by email at prospectus@cgf.com. These documents may also be obtained for free on the SEC's website located at http://www.sec.gov.

There is no established public trading market for the Common Warrants, and the Company does not expect a market to develop. Additionally, the Company does not intend to apply for the Common Warrants on any national securities exchange or other nationally recognized trading system.

About Aytu BioPharma, Inc.

Aytu is a pharmaceutical company with a portfolio of commercial prescription therapeutics and consumer health products, and a growing therapeutics pipeline focused on treating rare, pediatric-onset disorders. The Company's prescription products include Adzenys XR-ODT® (amphetamine)

extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. Aytu is also building a therapeutic pipeline, which includes AR101 (enzastaurin), a PKCβ inhibitor in development for the treatment of vascular Ehlers-Danlos Syndrome (VEDS). VEDS is a rare genetic disease typically diagnosed in childhood resulting in high morbidity and a significantly shortened lifespan, and for which there are no currently approved treatments. AR101 has received Orphan Drug designation from the U.S. Food and Drug Administration and the European Medicines Agency. Aytu is also researching and advancing the development of the Healight ultraviolet light A (UVA) endotracheal catheter, a patented, investigational medical device with potential application in the treatment of severe, difficult-to-treat respiratory infections.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as "anticipates," "believes," "continue," "estimates," "expects," "intends," "may," "might," "plans," "predicts," "projects," "should," "targets," "will," or the negative of these terms and other similar terminology. Forward-looking statements in this press release include, but are not limited to, statements regarding the expected uses of the proceeds from the Offering You are cautioned not to place undue reliance on any forward-looking statements made by Aytu's management, which are based only on information currently available to it when, and speak only as of the date, such statement is made. Aytu does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contact:

Mark Oki

Chief Financial Officer

moki@aytubio.com

Robert Blum

Lytham Partners

blum@lythampartners.com